Exhibit 10.8

This is a translation into English of the official Hebrew version of the Convertible Loan Conversion Arrangement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Convertible Loan Conversion Arrangement

Entered into and signed on 22 October 2025

(the “Arrangement”)

Between:	TurboGen Ltd.
Public Company 515086056
22 Efal Street, Petah Tikva 4951122
E-mail: info@turbogenchp.com
(the “Company”)
of the first part;

And:	Zohar Rapaport

of the second part;

And:	Maayan David Jan

of the third part;

And:	Pini Hertz

of the fourth part;

And:	Moshe Danino

of the fifth part;

And:	Ofer Eitan

of the sixth part;

(Zohar, Pini and Maayan shall be referred to jointly as: the “Lenders”)

Whereas	on 27 February 2023, Zohar and the Company engaged in a convertible loan agreement (the “Loan Agreement with Zohar”). The Loan Agreement with Zohar is attached hereto as Annex A; and

Whereas	pursuant to the Loan Agreement with Zohar, Zohar provided the Company with a loan (in 2 installments) in a sum total of ILS 1,750,000 (“Zohar’s Loan”) bearing interest as specified in the Loan Agreement with Zohar; and

Whereas	in accordance with Section 12 of the Loan Agreement with Zohar, and following receipt of the Company’s approval for the transfer of rights and assignment of obligations under the Loan Agreement with Zohar, in February 2025, Zohar assigned to Pini his rights and obligations by virtue of the Loan Agreement with Zohar, with respect to the provision of a convertible loan in the additional amount of ILS 750,000, which had not been provided by Zohar; and

Whereas	accordingly, on 24 February 2025, Pini provided the Company with a convertible loan of ILS 750,000 (“Pini’s Loan”); and

Whereas	in April 2023, Maayan and the Company engaged in a convertible loan agreement (the “Loan Agreement with Maayan”). The Loan Agreement with Maayan is attached hereto as Annex B; and

Whereas	by virtue of the Loan Agreement with Maayan, Maayan provided the Company with a loan in the sum of ILS 1,000,000 (“Maayan’s Loan”) bearing interest as specified in the Loan Agreement with Maayan; and

Whereas	as of and prior to the date of signing of this Arrangement, the Lenders, each one separately, delivered a conversion notice to the Company; and

Whereas	the Company was unable to fulfill its obligations under the Loan Agreement with Zohar and the Loan Agreement with Maayan (jointly, the “Agreements”), as applicable, and allot to any of the Lenders the Company’s securities in accordance with the Agreements, due to the fact that the allotment of the securities pursuant to the Agreements does not comply with the provisions of the Regulations of the Tel Aviv Stock Exchange Ltd. (the “TASE”) regarding the minimum price required under the TASE Regulations for the allotment of shares; and

Whereas	the Company and the Lenders held negotiations for several months in order to reach an arrangement with respect to the Agreements; and

Whereas	the parties reached agreements regarding the allotment of securities deriving from the Agreements; and

Whereas	in accordance with Section 12 of the Loan Agreement with Zohar and Section 11 of the Loan Agreement with Maayan , and after receipt of the Company’s approval, each one of the Lenders assigned, in whole or in part, his rights arising from this Arrangement; and

Whereas	the parties wish to put in writing all of the new changes and arrangements regarding the securities to be allotted by virtue of the Agreements, as provided herein.

Now therefore it has been stipulated, represented and agreed by and between the parties as follows:

1.	Terms of repayment of the loan

Zohar’s Loan, Pini’s Loan and Maayan’s Loan shall be referred to jointly as: the “Loans”.

1.1	Notwithstanding the provisions of the Agreements, subject to Section 4.1 below, for the loan principal and interest, the Company shall allot an aggregate of 595,744 conversion shares, in one single tranche and without any adjustments (other than adjustments resulting from capital consolidation and/or split and/or distribution) (the “Conversion Shares”). The Conversion Shares shall be allotted to each of the offerees listed in Annex C (the “Offerees”), in accordance with the amount specified next to his name.

1.2	The Conversion Shares shall be allotted to the Offerees up to 7 business days following the date of fulfillment of all of the conditions precedent set forth in Section 4.1 below.

1.3	Notwithstanding the foregoing, it is clarified that such allotment shall be conditional upon the relevant Offeree delivering to the Company a certificate from the Israel tax authorities regarding an exemption from withholding tax, specifying the rate of tax that the Company is required to withhold at source in connection with the conversion contemplated herein, arising from the interest accrued on the Loans. It is clarified that if the Offeree fails to provide such certificate by the date of the conversion (and transfers the Company the required withholding amount, to the extent that such exemption does not constitute a full exemption from withholding tax), the Company shall not allot to such Offeree the number of shares reflecting the interest component accrued in respect of the loan amount of the relevant Offeree.

2.	Grant of warrants and registration of the shares issuable upon their exercise

2.1	Subject to Section 4.2 below, shortly after receipt of approval for the listing of the Company’s securities for trade on the Nasdaq Stock Market in the U.S., pursuant to a registration statement on Form F-1 approved by the U.S. Securities and Exchange Commission (the “SEC” and the “Registration Statement”, respectively), and the submission of an application to the SEC’s committee for the taking effect of the Registration Statement (the “Milestone”), the Company shall allot an aggregate of 1,200,000 warrants (the “Warrants” or the “Allotted Warrants”), in a single tranche and without adjustments, other than in the event of a capital consolidation and/or split and/or distribution, exercisable for up to an aggregate of 1,200,000 ordinary shares of the Company (the “Exercise Shares”), subject to payment of the exercise price per Warrant, as defined below, in accordance with the Warrant attached hereto as Annex D, which materially includes the following terms:

(1)	The Allotted Warrants shall be exercisable commencing on the date of the Registration Statement’s taking effect and for a period of 12 months thereafter;

(2)	The exercise addition per Allotted Warrant shall be U.S. $2 (the “Exercise Price”). To the extent that the Exercise Price is paid in shekels, the applicable exchange rate shall be the representative rate published by the Bank of Israel on the date of payment of the Exercise Price to the Company;

(3)	The Company shall register the shares issuable upon the exercise of the Warrants on the Nasdaq Stock Market by submitting the Registration Statement, in accordance with the provisions of the Warrant.

The Allotted Warrants shall be allotted to each one of the Offerees listed in Annex C, in accordance with the number specified next to his name.

3.	Right to a share

3.1	Subject to Section 4.1 below, the Company shall allot an aggregate of 750,000 rights to shares, in one single tranche and without any adjustments (other than adjustments of a capital consolidation and/or split and/or distribution) (the “Rights to Shares”). The Rights to Shares shall be allotted to each one of the Offerees listed in Annex C, in accordance with the number specified next to his name.

3.2	In the event that the Company does not complete the Milestone by 30 June 2026 (inclusive), each Share Right shall convert into one ordinary share of the Company (the “Rights-based Shares”), subject to receipt of the approval of the TASE for the listing of the Rights-based Shares. It is clarified that if the Milestone is completed by 1 July 2026, the Rights to Shares shall expire and be of no force and effect.

3.3	Subject to Section 3.2 above, the Rights-based Shares shall be allotted up to 7 business days following receipt of TASE’s approval for the listing of the Rights-based Shares. The Company undertakes to apply for and renew the TASE’s approval for the listing of the Rights-based Shares by 1 July 2026. Each one of the holders of Rights to Shares and/or Rights-based Shares hereby confirms that he is aware that the Company will be required to obtain TASE’s approval for the allotment of the Rights-based Shares, in addition to the approval granted by the TASE for the allotment of the Rights-based Shares at the time such Rights to Shares were granted. It is further clarified that the allotment of the Rights-based Shares shall be subject to the TASE’s instructions regarding the minimum price per share.

4.	Conditions precedent

4.1	The taking effect of this Arrangement is subject to the fulfillment of all of the following conditions precedent:

(1)	Receipt of approval of the Company’s general meeting of shareholders for the Company’s engagement in this Arrangement;

(2)	Receipt of approval of the Tel Aviv Stock Exchange Ltd. (“TASE”) for the allotment of the Conversion Shares, the Rights to Shares, and the Rights-based Shares.

4.2	The taking effect of the Company’s undertaking to grant the Warrants as specified in Section 2 above shall be subject to the completion of the Milestone.

4.3	The allotment of the Exercise Shares shall be subject to receipt of the TASE’s approval.

4.4	The taking effect of the Company’s undertaking to convert the Rights to Shares into shares of the Company, as specified in Section 3.2 above, shall be subject to the non-completion of the Milestone.

5.	Waiver, release and no further effect

5.1	Each of the parties to this Arrangement (other than the Company) represents that the securities specified in Annex C constitute the final and absolute type and quantity of securities to which he is entitled pursuant to the Agreements. Each such party further represents that he is aware that the Company has no obligation to achieve the Milestone and that he shall have no claim in connection therewith.

5.2	Upon the signing of this Arrangement, each one of the Lenders and Moshe and Ofer, jointly and severally, hereby irrevocably waives, unconditionally and without consideration (other than the performance of the Company’s undertakings under this arrangement), any claim, demand, expense, right or damage (whether direct or indirect), including any debt (monetary or otherwise) of any kind, in connection with the Agreements, whether contractual (including, inter alia, raising a claim of a “default event” with respect to the non-conversion of shares in accordance with the provisions of the Agreements) and/or statutory, against the Company and/or anyone on its behalf. In addition, each of the Lenders and Moshe and Ofer, jointly and severally, hereby releases the Company and/or anyone on its behalf from any liability for any representation, action taken or not taken, and/or any act performed or not performed, in connection with the original agreement, and agrees that he shall have no claim or demand against the Company and/or anyone on its behalf in connection with the performance or non-performance and/or consummation or non-consummation, of any of the provisions of the Agreements.

5.3	Each one of the Lenders, and Moshe and Ofer, jointly and severally, further confirms that the Company’s performance of its undertakings under Sections 1 and 3 above shall constitute full and final repayment of the loan agreement with each one of the Lenders, Moshe and Ofer.

5.4	In addition, as of the date of signing of this Arrangement, the Company’s undertaking to grant the securities specified in the agreement shall be cancelled and of no legal or other effect.

6.	General

6.1	Taxation

The Offerees shall bear exclusively any and all tax liabilities in respect of the offered securities and/or the Conversion Shares and/or the Exercise Shares and/or the Rights-based Shares.

The Company shall withhold all taxes as required by law.

The Company shall not allot the Conversion Shares and/or the Exercise Shares until all mandatory payments as set forth above are fully paid other than in the case of the allotment of shares in respect of the interest component, in which case the provisions of Section 1.3 above shall apply.

6.2	Each one of the Lenders, and Ofer and Moshe, hereby confirms that, other than as provided herein, no third party has or shall have any right in connection with the Loan Agreements and/or any convertible security arising from this Arrangement (prior to the allotment of the Company’s shares resulting from the exercise of such security).

6.3	Each of the Offerees represents to the Company that there are no agreements, whether written or oral, between him and/or anyone on his behalf and any holders and/or shareholders of the Company or any other parties, regarding the purchase or sale of the Company’s securities or regarding voting rights therein, and accordingly he shall not be deemed a joint holder of the Company’s shares, as such term is defined in the Securities Law, 5728-1968.

6.4	The sale of the Conversion Shares, the Rights-based Shares and the Exercise Shares shall be subject to the resale restrictions set forth in the Securities Law and the regulations promulgated and to be promulgated thereunder, if applicable, as well as to any additional statutory provision or legal restriction that shall be applicable at such time to the sale of such shares.

It is clarified that the Exercise Shares may be sold on the Nasdaq Stock Market, subject to a valid registration prospectus.

6.5	This Arrangement shall be deemed an integral part of the Loan Agreement with Zohar and the Loan Agreement with Maayan, as applicable. Terms that are defined under the Agreements that are not defined herein shall have the meanings ascribed to them in the loan agreement.

6.6	The remaining provisions of each of the Agreements shall continue to apply, mutatis mutandis. In the event of a discrepancy between the provisions of any of the Agreements and this Arrangement, the provisions of this Arrangement shall prevail, even if the conflicting provisions of any of the Agreements have not been directly amended pursuant to this Arrangement.

6.7	This arrangement supersedes any and all prior understandings and agreements, written and/or oral, express or implied, between the parties before the signing of this Arrangement, and from the date of its signing onward, the parties shall act solely in accordance with the provisions of this Arrangement, subject to applicable law.

[Signature page follows]

Signature page

/s/ Turbogen Ltd.	/s/ Zohar Rapaport
Turbogen Ltd.	Zohar Rapaport

/s/ Maayan David Jan
Maayan David Jan

/s/ Pini Hertz
Pini Hertz

/s/ Ofer Eitan
Ofer Eitan

/s/ Moshe Danino
Moshe Danino

Annex C

	Conversion Shares	Warrants	Rights to Share
Zohar Rapaport	114,000
Maayan David Jan
Pini Hertz
Moshe Danino	400,000
Ofer Eitan	81,744	1,200,000	750,000
Total	595,744	1,200,000	750,000